Exhibit 99.1

OVERLAND STORAGE COMPLETES
$22 MILLION PRIVATE PLACEMENT OF COMMON STOCK

SAN DIEGO – May 15, 2003 – Overland Storage, Inc. (Nasdaq: OVRL) today announced that it sold 1,430,000 shares of common stock to institutional investors in a private placement transaction managed by RBC Capital Markets.  The stock was sold at a 10% discount to the closing market price on May 12, 2003.  Gross proceeds to Overland were $22.0 million with net proceeds after commission and offering expenses of approximately $20.7 million.  Proceeds will be used by the Company to fund working capital needs in support of the growth of its business, and for general corporate purposes.

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933 or qualified under applicable state securities laws and may not be offered or sold in the United States absent such registration and qualification or applicable exemptions from such registration and qualification.  The Company has agreed to file a registration statement to register future resales of such shares.  This announcement is neither an offer to sell nor a solicitation of an offer to buy such shares.

About Overland Storage

Overland Storage, Inc. (NASDAQ: OVRL) is a leading global supplier of innovative hardware and software storage solutions for mid-range computer networks. The Company delivers high availability products, including award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit Overland’s website at www.overlandstorage.com.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com